UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) November 16, 2014

MIDWEST ENERGY EMISSIONS CORP.

(Exact name of registrant as specified in its charter)

Commission file number 000-33067

Delaware	87-0398271
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

500 West Wilson Bridge Road, Suite 140 Worthington, Ohio	43085
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:(614) 505-6115

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Effective as of November 16, 2014, Midwest Energy Emissions Corp. (the “Company”) and John Pavlish entered into an Employment Agreement pursuant to which Mr. Pavlish agreed to be employed by the Company as Senior Vice President and Chief Technical Officer.  During the period of employment, Mr. Pavlish will receive an annual base salary of $300,000.  During the period of employment, Mr. Pavlish may participate in group health plans, retirement plans, incentive plans and other employee benefits that may from time to time be made generally available to executive employees of the Company.  The Company may terminate Mr. Pavlish’s employment at any time upon giving 30 days prior written notice, provided, however, that should the Company terminate the employment without cause within two years of November 16, 2014, the Company shall pay the remaining base salary through the remainder of the two year period.

The Employment Agreement with Mr. Pavlish also provides that the Company will grant Mr. Pavlish nonqualified stock options to purchase common stock of the Company under the Company’s 2014 Equity Incentive Plan as follows: (i) on November 16, 2014, Mr. Pavlish shall be granted options to purchase 2,000,000 shares of common stock, and (ii) on November 16, 2015, Mr. Pavlish shall be granted options to purchase 1,000,000 shares of common stock, in each case exercisable at the fair market value of the common stock on the applicable date of grant.  Such options are to vest two years after the applicable date of grant and will expire seven years after the date of grant, subject to the continued employment of Mr. Pavlish. The options granted on November 16, 2014 have an exercise price of $0.74 per share, representing the fair market value of the common stock as of the date of grant.

The foregoing description of the Employment Agreement with Mr. Pavlish is qualified in its entirety by the full text of such document which is filed as Exhibit 10.1 to this report and incorporated by reference into this Item 1.01.

Item 9.01 Financial Statements and Exhibits.

Exhibit Number	Description

10.1*	Employment Agreement between Midwest Energy Emissions Corp. and John Pavlish dated November 16, 2014.

 ___________

*Filed herewith.

2

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Midwest Energy Emissions Corp.

Date: November 20, 2014	By:	/s/ Richard H. Gross
Richard H. Gross
Chief Financial Officer